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                                                                     EXHIBIT 3.1
                              ARTICLES OF AMENDMENT
                                       OF
                      PACIFIC AEROSPACE & ELECTRONICS, INC.


         Pursuant to the provisions of RCW 23B.06.020 of the Washington Business Corporation Act, the following Articles of Amendment are executed by the undersigned, a Washington corporation:

        1. NAME. The name of the corporation is Pacific Aerospace & Electronics, Inc.

        2. TEXT OF AMENDMENTS. The Articles of Incorporation of the corporation are amended to add a new Section C to Article II, which shall read as follows:

                  The corporation's Certificate of Designation setting forth the rights and preferences of the corporation's Series C Voting Convertible Preferred Stock attached hereto and incorporated herein by this reference.

        3. EXCHANGE, RECLASSIFICATION OR CANCELLATION OF ISSUED SHARES. The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

        4. DATE OF ADOPTION. The amendment was adopted on the 27th day of February, 2002 by the Board of Directors of the corporation, in accordance with the provisions of RCW 23B.10.020 and RCW 23B.06.020. Shareholder action was not required.

        5. EFFECTIVE DATE. These Articles of Amendment will be effective upon filing.

         The undersigned hereby certifies that he is an officer of the corporation and is authorized to execute these Articles of Amendment on behalf of the corporation.

         DATED this 18th day of March, 2002.


                                        Pacific Aerospace & Electronics, Inc.,
                                        a Washington corporation


                                        By   /s/ Donald A. Wright
                                           -------------------------------------
                                           Donald A. Wright, President